Compensation Program for Non-Employee Directors of Trupanion, Inc.

(As amended and restated as of February 4, 2026)

1.Purpose. This Compensation Program for Non-Employee Directors (this “Plan”) is intended to attract highly-qualified individuals to serve as a members of the board of directors (the “Board”) of Trupanion, Inc. (the “Company”) who are not officers or employees of the Company or of any of its subsidiaries or affiliates (each, a “Non-Employee Director”) and to provide Non-Employee Directors with incentives and rewards that motivate superior oversight and protection of the Company’s business.

2.Administration. This Plan shall be administered by the compensation committee of the Board (the “Committee”) which shall have the authority to construe and interpret this Plan, prescribe, amend and rescind rules relating to this Plan’s administration and take any other actions necessary or desirable for the administration of this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in this Plan. The decisions of the Committee shall be final and binding on all persons. All expenses of administering this Plan shall be borne by the Company.

3.Eligibility. Each Non-Employee Director shall be eligible to receive the compensation provided hereunder. Directors who are also employees of the Company or any of its subsidiaries or affiliates do not receive additional compensation for service as a director and shall not be eligible to participate in this Plan.

4.Compensation.
a.Annual Retainers. At each regular meeting of the Board (the “Reference Meeting”) held immediately prior to each annual meeting of the Company’s stockholders (the “Annual Stockholder Meeting”) beginning with the Annual Stockholder Meeting in 2026, each Non-Employee Director who will be serving on the Board immediately after the Reference Meeting shall receive the following annual compensation in accordance with this Plan:
i.Board Annual Base Retainer. Each Non-Employee Director shall receive an annual base retainer of $165,000 (the “Annual Board Retainer”).
ii.Board Chair Retainer. Each Non-Employee Director who will serve as chairperson of the Board shall receive an additional annual retainer of $50,000 (the “Board Chair Retainer”).
iii.Lead Independent Director Retainer. Each Non-Employee Director who will serve as the lead independent director of the Board shall receive an additional annual retainer of $50,000 (the “LID Retainer”).
iv.Committee Chair Retainer. Each Non-Employee Director who will serve as a chairperson of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee (each, an “Independent Committee”) shall receive an additional annual retainer of $50,000 for each such committee on which the Non-Employee Director will serve as a chairperson (each, the “Committee Chair Retainer”).
v.Committee Member Retainer. Each Non-Employee Director who will serve as a member of an Independent Committee shall receive an additional annual retainer of $5,000 for each such committee of the Board on which the Non-Employee

Director will so serve (each, the “Committee Member Retainer” and together with the Annual Board Retainer, Board Chair Retainer, LID Retainer, and Committee Chair Retainer, the “Director Compensation”), provided that a Non-Employee Director will not receive the Committee Member Retainer for service on an Independent Committee if such director is receiving the Committee Chair Retainer for such committee.
b.Pro-Rata Director Compensation. Director Compensation shall be pro-rated based on the number of days a Non-Employee Director served in the applicable role during the one-year period starting on the date of the applicable Reference Meeting.
c.Limitation on Total Director Compensation. Subject to the limitations in the Company’s 2024 Equity Incentive Plan (the “2024 Plan”), in no event shall a Non-Employee Director receive more than $300,000 in Director Compensation each year under this Plan. For purposes of clarity, compensation to a Non-Employee Director for additional services provided to the Board or the Company will not be subject to the terms of this Plan.

5.Form of Payment of Director Compensation.
a.Equity Awards. Unless a Non-Employee Director elects otherwise in accordance with this Plan, Director Compensation will be paid in the form of options (“Options”) to purchase shares of the Company’s common stock (“Common Stock”) or restricted stock units settled in Common Stock (“RSUs”, and together with Options, “Awards”), issued in accordance with the 2024 Plan and related documents. Unless determined otherwise by the Board, at each Reference Meeting the Board shall (i) determine whether Awards will be in the form of Options or RSUs and (ii) grant such Awards.
i.Options. If the Board determines that Director Compensation shall be granted in the form of Options, the number of shares of Common Stock underlying such Options to be granted shall be determined by dividing the Director Compensation by the value of each Option calculated using the Black-Scholes valuation method as of grant date (the foregoing calculation, the “Option Calculation”). Any Options granted pursuant to this Plan shall have an exercise price not less than the fair market value of the Common Stock as of the date of grant.
ii.RSUs. If the Committee determines that Director Compensation shall be granted in the form of RSUs, the number of shares of Common Stock underlying such RSUs shall be determined by dividing the applicable Director Compensation by the lesser of (i) by the volume-weighted average price of Common Stock on the NASDAQ Stock Market as measured between the closing price on the last day before the regularly scheduled trading window opens for the prior quarter and the last day before the regularly scheduled trading window opens for the quarter in which the RSUs are granted and (ii) the then-most current calculation of the intrinsic value of a share of Common Stock, as determined by the Company.
b.Deferral Election. If Director Compensation is granted in the form of RSUs, each Non-Employee Director may elect to defer settlement of such RSUs granted under this Plan until such Non-Employee Director is no longer providing services to the Company. Any such election must be made by submitting the form attached hereto as Exhibit A to Company’s Chief Legal Officer prior to December 31 of each year unless otherwise determined by the Committee.
c.Cash Election. Notwithstanding anything to the contrary set forth herein, each Non-Employee Director may irrevocably elect (each, an “Cash Election”) to receive either 50% or 100% of his or her Director Compensation in cash; provided, that a 100% cash election may only be made by a director who holds at least the minimum amount of equity required under the Company’s stock ownership guidelines. Any Cash Election must be made by submitting the form attached hereto as Exhibit B to the Company’s Chief Legal Officer prior to December 31 of each year. In the absence of a Cash Election, Director Compensation will be issued entirely in the form of Awards as described in this Plan.

6.Vesting and Payment of Director Compensation.
a.Annual Compensation. Notwithstanding anything contrary in this Plan, Director Compensation received as (i) Awards shall vest, and (ii) cash shall become payable, in equal quarterly installments on the twenty-second day of the month that the quarterly trading window opens immediately following the Annual Stockholder Meeting, and 1/4 quarterly thereafter until the Director Compensation is fully vested or paid, subject to the Non-Employee Director’s provision of service to the Company on each such date. Notwithstanding the foregoing, in the event a Non-Employee Director resigns from the Board or declines to stand for reelection, in both cases in connection with the Annual Stockholder Meeting, 1/4th of such Non-Employee Director’s Director Compensation shall vest and/or be paid (as applicable) on or about the date of the Annual Stockholder Meeting. Any unvested Director Compensation will be forfeited on the date service ceases.
b.Pro-Rata Compensation. Director Compensation that is pro-rated in accordance with Section 4.B shall vest and become payable in equal installments on each remaining quarterly vesting date(s) described in 6.A that occurs during the applicable pro-rata period, subject to the Non-Employee Director’s provision of service to the Company on each such vesting date.

Exhibit A
RSU Deferral Election
[Date]

[Director Name]
[Director Address]

Re: Restricted Stock Unit Award and Deferred Settlement Election
Action Required No Later Than [DATE]

Dear [Director Name]:

As you know, the Trupanion Compensation Program for Non-Employee Directors (the “NED Program”) permits directors to receive either cash or equity in consideration of their service on the board of directors. For compensation to be awarded in calendar year [20__], directors must elect to receive cash or equity no later than December 31 of the prior year. In the event you elect to receive equity in the form of restricted stock units (“RSUs”), you have the opportunity to elect to defer the settlement of your vested [YEAR] RSUs. However, we must receive this election no later than December 31, [YEAR]. The form necessary to make this election is enclosed with this letter.

Deferred Settlement Election

Unless you elect otherwise, shares of our common stock will be issued in settlement of your RSU award on the date that the RSUs vest. You will recognize taxable income on that date in an amount equal to the fair market value of the shares issued to you.

If you wish, you may elect to defer the settlement of all, but not less than all, of your vested RSUs awarded in [YEAR] until you leave the board. The effect of this election will be to delay both the issuance of our shares and your recognition of taxable income.

We have included a response form with this letter allowing you to elect to defer settlement of your [YEAR] RSUs.

Please forward your election to us no later than [DATE] to ensure timely receipt and processing prior to the end of the year.

By law, you must make your election no later than December 31, [YEAR]. If we do not receive a completed, dated and signed Deferred Settlement Election from you by December 31, [YEAR], the settlement of your RSUs granted during the following year cannot be deferred.

Please do not hesitate to phone me at (___) ___________ or contact me by email at ________ @________.com if you have any questions regarding this matter.

Very truly yours,

________________________________________
Enclosures

TRUPANION, INC.
DEFERRED SETTLEMENT ELECTION FOR
RESTRICTED STOCK UNIT AWARD

TO: Chief Legal Officer, Trupanion, Inc. (the “Company”)

FROM: (the “Participant”)

I hereby elect to defer the settlement date for the award of Restricted Stock Units that I am granted by the Company during the calendar year indicated below, subject to the terms and conditions of the Company’s 2024 Equity Incentive Plan (the “Plan”) and this election.

1. Calendar Year to which Election applies. My election applies to any award of Restricted Stock Units (the “RSU Award”) granted to me under the Plan during the following calendar year (the “Plan Year”):

Plan Year: Calendar year commencing January 1, [YEAR].

I understand that this election will terminate at the end of the Plan Year, and that I will be required to submit a new election for each subsequent calendar year in which I may be granted an RSU Award for which I wish to elect deferred settlement.

I understand that if I fail to make a valid deferred settlement election, my RSU Award will be settled when and as the units subject to the award vest.

2. Deferred Settlement Election. I understand that my RSU Award will be settled upon the first to occur of the following events, to the extent that my RSU Award is then vested:

(a) the 60th day following the date of my death;

(b) 60th day following the date of my “disability” (as such term is defined by regulations under Section 409A of the Internal Revenue Code);

(c) immediately prior to the effective time of a Change in Control (as defined by the Plan); or

(d) the 60th day following the date of my “separation from service” (as such term is defined by regulations under Section 409A of the Internal Revenue Code); provided, however, that if I am a “specified employee” (as such term is defined by regulations under Section 409A of the Internal Revenue Code) at the time of my separation from service and such separation precedes a Change in Control, my RSU Award will be settled on the date that is six months and one day after the date of my separation from service (or, if earlier, the date of my death) to the extent that such delayed settlement is required by Section 409A.

3. Submission of Election. This Deferred Settlement Election must be delivered to the Chief Legal Officer of the Company or his designee no later than the last day of the calendar year immediately preceding the Plan Year.

4. Irrevocability of Election. This Deferred Settlement Election will become irrevocable as of the commencement of the Plan Year. Notwithstanding anything herein to the contrary, the Company may accelerate payment in its sole discretion to the extent permissible and in accordance with and subject to the requirements of Treasury Regulation Section 1.409A-3(j)(4).

5. Election Subject to Plan and Applicable Law. This Deferred Settlement Election is in all respects subject to the terms and conditions of the Plan and applicable law. Should any inconsistency exist between this Deferred Settlement Election, the Plan and/or any applicable law, including Section 409A of the Internal Revenue Code, then the provisions of the Plan and applicable law will control, with the provisions of the Plan subordinated to the applicable law.

Dated:
Participant Signature

Exhibit B

Cash Election Form

This Cash Election Form is being delivered pursuant to the Compensation Program for Non-Employee Directors of Trupanion, Inc., and applies to Director Compensation to be awarded at the regular Board meeting immediately prior to the Annual Meeting of Stockholders in [20 ] (“20xx-20xx Director Compensation”).

Instructions: You will receive 100% of your 20xx-20xx Director Compensation in equity, unless you elect otherwise by returning this election form. You do not need to complete and return this election form unless you wish to receive cash for your 20xx-20xx Director’s Compensation. To elect to receive cash in lieu of equity, select a box below, date, and sign. Return the signed form to the Company’s Chief Legal Officer by December 31st.

□ COMBINATION EQUITY/CASH ELECTION: 50% of the Award Value in the form of restricted stock units, and 50% of the Award Value in cash.

□ CASH ONLY: 100% of the Award Value in the cash. By checking this box, I represent that I own at least the minimum amount of equity required under the Company’s stock ownership guidelines.

Once submitted, this election may not be changed. The undersigned hereby irrevocably elects as above for the upcoming year.

By: ______________________________________

Print Name: _______________________________

Date: _____________________________________